PROSPECTUS	Pricing Supplement No. 3599
Dated September 5, 2000	Dated November 15, 2000
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No.'s 333-87367 and 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: November 13, 2000

Settlement Date (Original Issue Date): November 16, 2000

Maturity Date: November 15, 2010

Principal Amount (in Specified Currency): USD750,000,000

Price to Public (Issue Price): 99.36%

Agent's Discount or Commission: 0.4250%

Net Proceeds to Issuer: 742,012,500

Interest Rate Per Annum: 6.8750%

Interest Payment Date(s):

X May 15 and November 15 of each year commencing May 15, 2001 (with respect to the period from and including November 16, 2000 to but excluding May 15, 2001) and on the Maturity Date .

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No: 36962GVSO

ISIN No. US369626VSO1

Common Code: 012078757

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Fixed Rate)
Page 2
Pricing Supplement No. 3599
Dated November 15, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

(Fixed Rate)
Page 3
Pricing Supplement No. 3599
Dated November 15, 2000
Rule 424(b)(3)-Registration Statement
No.'s 333-87367 and 333-40880

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,	Nine Months ended
September 30, 2000
1995 1996 1997 1998 1999

1.51 1.53 1.48 1.50 1.60	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, the "Underwriters"), as principal, at 99.36% of the aggregate principal amount less an underwriting discount equal to 0.4250% of the principal amount of the Notes.
Institution Merrill Lynch, Pierce Fenner & Smith Inc.	Commitment $360,000,000
Lehman Brothers Inc.	$360,000,000
Banc One Capital Markets, Inc.	$ 7,500,000
Deutsche Alex Brown	$ 7,500,000
Salomon Smith Barney Inc.	$ 7,500,000
UBS Warburg LLC	$ 7,500,000
Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.